Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended of our reports dated August 12, 2015, with respect to the consolidated financial statements and schedule of Myriad Genetics, Inc., and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 3, 2016